Exhibit 10.18

STERLING MINING COMPANY

“EMPLOYMENT AGREEMENT”

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between STERLING MINING COMPANY, an Idaho corporation (the “Company” or “Employer”) and RAYMOND DE MOTTE (“Employee”). This Agreement supersedes all previous Agreements developed between the Company and Employee.

Recitals

A. Employer is a company engaged in the business of acquiring and developing mineral properties and interests;

B. Employee has been engaged in and has a great deal of experience and reputation in the above-designated business;

C. The Company desires to provide for the employment of Employee and to clearly set forth the relationship between the parties.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated as a part of this Agreement, and of the mutual covenants contained herein and the mutual benefits to be derived hereunder, the parties agree as follows:

1. Employment. Employer hereby employs Employee to perform those duties generally described in this Agreement, and Employee hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth, all as of 1-1-04. Initials [RD] and [KS].

2. Duties; Board of Directors; etc. Employer hereby employs Employee to serve as President of the Company, and Employee agrees to serve on the board of directors to serve in such additional and/or other offices or positions consistent with his stature and responsibilities hereunder as shall, from time to time, be determined by Employer’s board of directors, without compensation except as set forth herein.

3. Reasonable Best Efforts. Employee agrees that he will at all times faithfully, industriously, and to the reasonable best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and explicit terms hereof.

4. Vacations. Employee shall be entitled each year to a paid vacation of at least five weeks. Vacation shall be taken by Employee at times and with starting and ending dates determined by Employee taking into account the reasonable needs of Employer. Vacation or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

5. Term. The term of this Agreement shall be for the period commencing on the date hereof and continuing through 1-1-14. At the expiration of the initial term this Agreement shall automatically renew for successive one-year terms. Either party may terminate this Agreement at the end of the initial or any subsequent term by giving written notice of termination not less than 60 days prior to the end of the applicable term.

6. Compensation.

(a)	Employer shall pay to Employee a base salary of $48,000.00 per annum, payable in accordance with the payroll procedures established by Employer for all its employees. Such salary shall be subject to an annual review and may be increased, but not decreased, by the Company’s board of directors. The salary to Employee and all other compensation and benefits hereunder shall be subject to withholding and other applicable taxes.

(b)	Employer may, at its discretion, pay to Employee such bonuses from time to time as the Company’s board of directors may determine.

(c)	Employer will provide to Employee a suitable vehicle, to be used as deemed necessary by Employee.

7. Stock Option. As an inducement to the Employee, and in consideration of the agreement of Employee to accept employment with Employer, Employer will provide to Employee an option to purchase shares of the Company’s common stock. This option amount and price will be determined at a later date.

8. Employment Benefits. Employer shall make available life, long-term disability, health, and medical insurance plans and programs, and stock option, retirement, pension, profit sharing, or other plans to Employee as the Employer may adopt from time to time for its full-time employees. Nothing in this Agreement shall be construed to impose on Employer the obligation to adopt any such program or plan, except for medical insurance. Medical insurance will be provided to Employee and Employee’s family. Employer is obligated to cover at least 80% of the cost of such medical insurance.

9. Working Facilities. Employer will provide to Employee at Employer’s principal executive offices, suitable executive offices and facilities appropriate for his position and suitable for the performance of his responsibilities.

10. Expenses. Employer shall bear the cost of all expenses reasonably incurred by the Employee in performing his duties under this Agreement. The expenses for which Employer will reimburse Employee include, but are not limited to, expenses for travel, lodging, meals, beverages, entertainment, and similar items. The Employee shall provide to Employer a monthly accounting of such expenses, all on a basis consistent with a reasonable policy established by Employer for its executive officers. Employee agrees to submit such documentation as may be necessary to substantiate the deductibility of the foregoing expenses for income tax purposes which are permitted under the Internal Revenue Code. Employee agrees to keep such records as are required under the Internal Revenue Code and the Regulations there under to enable substantiation of each of the said expenditures or reimbursements.

11. Disability. If Employee is unable to perform his services by reason of illness or incapacity, the compensation payable shall be as follows:

(a)	For any initial period of incapacity of three consecutive months or less, compensation to Employee shall not be affected in any way;

(b)	The compensation payable to Employee during the second consecutive three-month period of incapacity shall be one-half of the salary;

(c)	Employer will continue to provide medical insurance coverage during the consecutive twelve month period of illness or incapacity as specified in paragraph 8,

provided, however, that no such compensation shall be payable with respect to any day after the termination of this Agreement. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within such consecutive nine-month period, as determined by a physician selected by the Employer, Employee shall not be entitled to receive any further compensation from Employer and Employer may thereupon terminate this Agreement.

12. Death During Employment. If the Employee dies during the term of the employment, Employer shall pay to the estate of Employee an amount equal to one year’s salary at the rate in effect on the date of death.

13. Termination for Cause. Except as set forth in paragraph 11 or due to the death of Employee, Employer may not terminate this Agreement during its term without cause. As used herein, cause shall mean that:

(a)	Employee has materially breached in a manner injurious to the Company the terms of this Agreement (other than as described in subparagraphs (b) and (c) of this paragraph 16), and such breach has not been cured within 30 days following the date of written notice to Employee of such breach;

(b)	Employee has been grossly negligent in the performance of his duties at least three times in any consecutive 30-day period; or

(c)	Employee has engaged in material and willful or gross misconduct in the performance of his duties hereunder.

14. Termination Payment.

(a)

In the event that the Employee’s employment is terminated by the Employer for reasons other than cause as defined in paragraph 13, or is terminated by Employee for good reason (as hereinafter defined), the Employee shall be compensated by the Employer through a single sum payment payable within 30 days after such termination in an amount equal to $350,000.00 net to Employee (taxes to be paid by Employer). In addition, the Employee will have the option to sell their shares with the Company obligated to buy, in the amount of $200,000.00 or the market bid price, whichever is greater, within 30 days. So long as the termination payment called for by this subparagraph (a) is made by Employer, Employee shall be bound by the terms and obligations set forth in paragraphs 15 of this Agreement for the term provided therein and shall be bound by the terms and obligations of paragraph 16 of this Agreement for an additional period of two years following the date of termination.

(b)	In the event that the Employee’s employment is terminated by the Employee during the term hereof for any reason other than good reason, or is terminated by the Employer for cause as provided in paragraph 13, Employee shall be entitled to receive compensation in the amount of $100,000.00 net to Employee (taxes to be paid by Employer). Employee shall also receive all other compensation due and payable hereunder with respect to periods ended on or before the date of termination. So long as the termination payment called for by this subparagraph (b) is made by Employer, Employee shall be bound by the terms and obligations set forth in paragraphs 15 of this Agreement for the term provided therein and shall be bound by the terms and obligations of paragraph 16 of this Agreement for an additional period of two years following the date of termination.

(c)

As used in this Agreement, termination for good reason shall mean termination by the Employee in the following circumstances: (i) a material breach by Employer of this Agreement, and such breach has not been cured within 30 days following the date of written notice to Employer of such breach: (ii) a material diminution in Employee’s duties, responsibilities, or perquisites of employment, and such breach has not been cured within 30 days following the date of written notice to Employee of such breach; or (iii) upon the occurrence of a “change of control,” as defined below. For purposes of this Agreement, a “change of control” shall be defined as any of the following events if they occur after the date of this Agreement: (i) the acquisition by any person or group of persons in any transaction or series of related transactions of direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), other than the “Current Holders of Securities of the Company” (as such term is defined below), of the power, directly or indirectly, to vote or direct the voting of securities having more than 50 percent of the ordinary voting power for the election of directors of the Employer, or (ii) the sale, mortgage, lease or other transfer in one or more transactions not in the ordinary course of Employer’s business of assets or earning power constituting more than 50 percent of the assets or earning power of Employer and its subsidiaries (taken as a whole) to any such person or group of persons, other than one or more of the Current Holders of Securities of the Company. As used in this Agreement, the “Current Holders of Securities of the Company,” shall mean the current holders of ten percent or more of the issued and outstanding “Securities” (as such term is defined below) of the Employer, their “Affiliates” (as such term is defined below), and their respective employees, officers, directors, blood or legal relatives, guardians, legal representatives, and trusts for the primary benefit of any of such persons. The term “Securities” means any and all securities as such term is defined in Section 2 of the Securities Act of 1933, as amended, including, without limitation, all common stock, preferred stock, convertible promissory notes, subordinated debt instruments, and other securities issued by the Employer. The term “Affiliates” means, with respect to a person, all other persons controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

15. Non-Solicitation. Except as provided in paragraph 14, during the period of this Agreement and for an additional period of six months after termination or expiration of this Agreement for any reason, Employee agrees that he will not, directly or indirectly, solicit any employee of the Employer or any subsidiary of the Employer who was employed by the Employer or any subsidiary of the Employer at any time within six months prior to the date of termination or expiration of this Agreement; or solicit any person firm or business that was a service provider, financier, development partner or participant, or purchaser of ore or minerals of the Employer or any subsidiary of the Employer at any time during the two-year period prior to the date of termination or expiration of this Agreement for the purpose of providing any service, financing, or other assistance or participation in any mineral acquisition or development business or venture. This covenant shall survive the termination or expiration of this Agreement.

16. Non-Disclosure of Information. In further consideration of employment and the continuation of employment by Employer, Employee agrees as follows:

(a)	Except as provided in paragraph 14, during the period of this Agreement and for an additional period of one year following termination or expiration of this Agreement, Employee will not, directly or indirectly:

(i)	Use for his own benefit or give to any person not authorized by Employer to receive or use such information, except for the sole benefit of Employer, any data, information, procedures, results, methods, ideas, processes, geological information, or research and development, which are proprietary to Employer;

(ii)	Use for his own benefit or give to any person not authorized by Employer to receive it, any plans or specifications, data, study, table, report, written technical information, or the like owned by Employer, or any copy thereof; or

(iii)	Use for his own benefit or give to any persons not authorized by Employer to receive it any information that is not generally known to anyone other than Employer, or that is designated by Employer as “Limited,” “Private,” or “Confidential,” or similarly designated.

(b)	Employee shall keep informed of Employer’s policies and procedures for safeguarding Employer’s property, including proprietary data and information, and will strictly comply with those policies and procedures at all times during which the restrictions imposed by this Agreement remain in effect. He will not, except when authorized by Employer or required for the performance of his duties hereunder, remove any of Employer’s physical property from Employer’s premises. He will return to Employer, immediately upon termination of employment, all of Employer’s physical property in his possession or control. The covenants of this paragraph 16 shall survive the termination or expiration of this Agreement.

17. Non-transferability. Neither Employee, his spouse, his designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared non-assignable and non-transferable except as specifically provided herein. Neither party can assign this Agreement without the prior written consent of the other party. Subject to this limitation, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

18. Indemnification. Employer shall indemnify Employee and hold him harmless from liability for, and shall advance to him on a current basis any expenses incurred in connection with, acts, omissions, or decisions made by him while performing services for Employer to the greatest extent permitted by applicable law. Employer shall also use its best efforts to obtain and maintain during the term of this Agreement coverage for Employee in his capacity as an officer and director of Employer of any of its subsidiaries or affiliates under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer against such liability.

19. Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the employment of Employee by Employer. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

20. Modification of Contract. Tender, acceptance, or endorsement of any instrument of payment cannot modify this Agreement, including check. Any words contained in an instrument of payment modifying this contract, including a waiver or release of any claims, or a statement referring to paying in full is void. This Agreement can only be modified in a separate writing, other than an instrument of payment, signed by the parties.

21. Counterpart and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference and shall not affect its meaning or interpretation.

22. Cooperation. The parties shall deal with each other in good faith, good faith meaning honesty in fact and the observance of all commercial standards of fair dealing and usages of trade, which are regularly observed within the industry. In this regard, Employer shall not engage in any course of conduct that is oppressive to Employee and intended by Employer to force Employee’s resignation.

23. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

24. Notices. Any notice, request, instruction, report or other document to be given to the parties shall be in writing and delivered personally or sent by certified mail, postage prepaid,

if to Employee:	Raymond De Motte
411 Coeur d’Alene Avenue, Suite 1-A
Coeur d’Alene, ID 83814

if to Employer:	Sterling Mining Company
411 Coeur d’Alene Avenue, Suite 1-A
Coeur d’Alene, ID 83814

or at such other address as any party shall specify to the other party in writing.

25. Enforcement. Employee acknowledges that any remedy at law for breach of paragraphs 15 and 16 would be inadequate, acknowledges that Employer would be irreparably damaged by an actual or threatened breach thereof, and agrees that Employer shall be entitled to specific performance of paragraph 15 or 16, an injunction restraining Employee from any actual or threatened breach of paragraphs 15 or 16, and any further appropriate equitable relief without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available at law or in equity with respect to the breach of the terms of this Agreement by the other party.

26. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Idaho.

27. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

28. Waiver. No failure by an party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any other covenant, agreement, term, or condition.

IN WITNESS WHEREOF, the parties have executed this Agreement the day of 1st day of January, 2004.

STERLING MINING COMPANY

By	/s/ Kevin Shiell
Duly Authorized Officer (Kevin Shiell)

EMPLOYEE (Raymond De Motte)

/s/ Raymond De Motte
Raymond De Motte